Exhibit 10.1

Written Description of Non-Employee Director Compensation

Each non-employee director is paid an annual retainer of $50,000 (except the Lead Director, who receives a $55,000 retainer), plus an annual grant of 1,200 shares of the Company’s common stock.  The stock is granted under the Company’s 2015 Equity Incentive Plan.